EXHIBIT 99.(a)(5)(C)

Subject: Exciting News from New Home Co.

Dear [   ],

I am reaching out with some exciting news from New Home. Earlier today, New Home announced [   ] an agreement to acquire Landsea Homes Corporation, creating a leading national asset-light homebuilder. The transaction brings together two strong teams with a reputation for quality construction, differentiated platforms and an exceptional customer experience.

In case you are not familiar, Landsea Homes is a residential homebuilder based in Dallas, Texas, that designs and builds sustainable master-planned communities in some of the nation's most desirable markets. With the addition of Landsea Homes, New Home will become a top-25, returns-focused homebuilder across 10 high-growth markets, generating nearly 4,000 closings annually. Importantly, we expect this transaction to fuel our long-term growth, which will enable us to further scale our platform nationally while offering homebuyers a diverse range of options.

Our Broker Collective plays a meaningful role in helping us serve our customers, and we are confident that this transaction will strengthen New Home’s ability to be your builder of choice. As we expand our network, we expect to provide greater opportunities for our brokers to simplify and secure sales with higher commissions and earlier payouts.

While we are excited to welcome Landsea Homes into the New Home team, today’s announcement is just the first step. We expect the transaction to close early in the third quarter of 2025, subject to customary closing conditions. In the meantime, it is business as usual, and all contracts remain in place. Our team is focused on helping even more buyers realize the dream of homeownership.

On behalf of all of us at New Home, we appreciate your partnership and look forward to continuing to our relationship for years to come. Please reach out to your usual contact if you have any questions.

Sincerely,

[   ]

Forward-Looking Statements

This communication includes forward-looking statements which reflect management’s current views and estimates regarding the ability of the parties to complete the proposed transaction and the expected timing of completion of the proposed transaction, among other matters. The words “anticipate”, “assume”, “believe”, “continue”, “could”, “estimate”, “expect”, “forecast”, “future”, “guidance”, “imply”, “intend”, “may”, “outlook”, “plan”, “potential”, “predict”, “project”, and similar terms and phrases are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. No assurance can be provided to investors that future developments affecting New Home Co. (“New Home”) or Landsea Homes Corporation (“Landsea Homes”) will be those that have been anticipated. Actual results may differ materially from these expectations due to uncertainties related to the timing and expected financing of the tender offer and the merger; uncertainty surrounding how many of Landsea Homes’ stockholders will tender their shares in the tender offer; the possibility that any or all of the various conditions to the consummation of the tender offer may not be satisfied or waived in a timely manner, if at all; the possibility of business disruptions due to transaction-related uncertainty; the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement; risks related to diverting management’s attention from Landsea Homes’ ongoing business operations; potential litigation and/or regulatory action relating to the proposed transaction; the risk that the anticipated benefits of the proposed transaction may not be fully realized or may take longer to realize than expected; and other risks and uncertainties including those identified under the heading “Risk Factors” in Landsea Homes’ most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, each of which are filed with the Securities and Exchange Commission (“SEC”) and available at www.sec.gov, and other filings that Landsea Homes may make with the SEC in the future. If one or more of these risks or uncertainties materialize, or if any of the assumptions prove incorrect, the actual results of New Home or Landsea Homes may vary in material respects from those projected in these forward-looking statements. Any forward-looking statement made in this communication speaks only as of the date hereof. Factors or events that could cause New Home or Landsea Homes’ actual results to differ may emerge from time to time, and it is not possible to predict all of them. Each of New Home and Landsea Homes does not undertake and specifically disclaims any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

Important Additional Information and Where to Find It

The tender offer for the outstanding shares of common stock of Landsea Homes has not yet commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of Landsea Homes’ common stock. The solicitation and offer to buy shares of Landsea Homes’ common stock will only be made pursuant to the tender offer materials that Merger Sub intends to file with the SEC. At the time the tender offer is commenced, Merger Sub will file a tender offer statement on Schedule TO with the SEC, and Landsea Homes will file a solicitation/recommendation statement on Schedule 14D-9 with respect to the tender offer. LANDSEA HOMES’ STOCKHOLDERS ARE ADVISED TO READ THE SCHEDULE TO (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND OTHER OFFER DOCUMENTS) AND THE SCHEDULE 14D-9, AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BEFORE THEY MAKE ANY DECISION WITH RESPECT TO THE TENDER OFFER BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES THERETO. Both the tender offer statement and the solicitation/recommendation statement will be mailed to Landsea Homes’ stockholders free of charge. Investors and stockholders may obtain free copies of the Schedule TO and Schedule 14D-9, as each may be amended or supplemented from time to time, and other documents filed by the parties (when available) at the SEC’s web site at www.sec.gov, by contacting Landsea Homes’ Investor Relations either by telephone at (949) 345-8080, e-mail at info@landseahomes.com or on Landsea Homes’ website at www.landseahomes.com.